Exhibit 99.2

Invest Green Acquisition Corporation Announces Closing of $172.5 Million Initial Public Offering

New York, NY, Nov. 26, 2025 (GLOBE NEWSWIRE) -- Invest Green Acquisition Corporation (the “Company”) announced the closing of its initial public offering of 17,250,000 units at a price of $10.00 per unit on November 26, 2025, which included the full exercise by the underwriters of their overallotment option to purchase an additional 2,250,000 units. Total gross proceeds from the offering were $172,500,000 before deducting underwriting discounts and commissions and other offering expenses payable by the Company. The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “IGACU” on November 25, 2025. Each unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one-tenth of one Class A ordinary share upon the completion of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the Nasdaq under the symbols “IGAC” and “IGACR,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but expects to focus its efforts on businesses in the broad renewable energy, sustainable finance and nuclear energy sectors, targeting industries that are crucial components of the global clean energy transition and offer viable pathways towards a clean energy future while ensuring sustainable, reliable, and affordable energy supply, where the Company believes its management team’s operational and investment expertise will provide it with a competitive advantage.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as sole book-running manager.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on November 24, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Andrew McLean
Invest Green Acquisition Corporation
Email: andrew@invest.green